Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 10% INCREASE IN SECOND-QUARTER EPS

REAFFIRMS FISCAL 2011 EPS OUTLOOK

•	Fully diluted net income per diluted share was $1.20 for the second quarter of fiscal 2011, a 10% increase over the second quarter of fiscal 2010
•	Operating income margin in the second quarter was 8.2% of total revenue compared with 7.8% in the prior-year quarter
•	Revenue for the second quarter increased 1.2% to $640.3 million
•	Comparable store restaurant traffic outpaced the Knapp-Track™ Traffic Index for the eighteenth consecutive quarter
•	Comparable store restaurant and retail sales increased 0.3% and 1.3% respectively

LEBANON, Tenn. -- February 22, 2011 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported net income per diluted share of $1.20 for the second quarter of fiscal 2011, compared with $1.09 in the second quarter of fiscal 2010, an increase of 10%.  Net income was $28.8 million compared with $25.4 million in the second quarter of fiscal 2010.

Second-Quarter Fiscal 2011 Results
Revenue
In the second quarter of fiscal 2011, total revenue of $640.3 million represented an increase of 1.2% over the second quarter of fiscal 2010.  Comparable store restaurant sales for the period increased 0.3%, including a 1.8% higher average check.  The average menu price increase for the quarter was approximately 1.8%.  Comparable store retail sales were up 1.3% for the quarter.  During the quarter, the Company opened one new Cracker Barrel store.  Since the end of the second quarter, the Company has opened one additional store for a total of five year-to-date.

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

Comparable store restaurant and retail sales for the fiscal months of November, December and January were as follows:

	November	December	January	Second Quarter
Comparable restaurant traffic	0.4%	2.8%	-6.6%	-1.5%
Average check	1.5%	1.9%	2.0%	1.8%
Comparable restaurant sales	1.9%	4.7%	-4.6%	0.3%
Comparable retail sales	2.5%	3.5%	-4.4%	1.3%

Pro-forma comparable sales, shown in the table below, reflect estimates of the shift of the Christmas holiday from fiscal December in the prior year to fiscal January this year and the impact from inclement weather.
	November	December	January	Second Quarter
Pro-forma comparable restaurant sales	1.9%	0.2%	1.7%	1.2%
Holiday timing	0.0%	4.9%	-4.3%	0.0%
Weather impact	0.0%	-0.4%	-2.0%	-0.9%
Comparable restaurant sales	1.9%	4.7%	-4.6%	0.3%

Operating Income
In the second quarter of fiscal 2011, operating income of $52.5 million was 8.2% of total revenue compared with $49.4 million, or 7.8% of total revenue, in the second quarter of fiscal 2010.  The increase in operating income was the result of lower labor and other related expenses, lower general and administrative expenses, and the non-recurrence of impairment charges partially offset by higher cost of goods sold and other store operating expenses.

The Company estimates that net income per diluted share was reduced by between $0.06 and $0.08 due to lower sales resulting from inclement weather.

Commenting on the second-quarter results, Cracker Barrel Old Country Store, Inc. Chairman and Chief Executive Officer Michael A. Woodhouse said, “Our guest traffic has now outperformed the Knapp-Track™ Traffic Index for eighteen consecutive quarters and restaurant and retail sales were positive for the fourth consecutive quarter.  As we had expected, we experienced higher commodity costs in the second quarter.  Additionally, operating income was further affected by the severe weather in December and January.  Our efforts to improve the guest experience and drive traffic through the Seat to Eat initiative continue and we are pleased to report we are on schedule to complete the roll-out in May.”

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

Year-to-date Fiscal 2011 Results
Total revenue of $1.2 billion year-to-date for fiscal 2011 represented an increase of 2.1% over fiscal 2010.  Comparable store restaurant sales increased 1.3%, including a 1.9% higher check.  Comparable store retail sales increased 1.4%.

Year to date, the Company reported net income of $52.5 million, or $2.21 per diluted share, compared with net income of $43.4 million, or $1.87 per diluted share, in fiscal 2010.

Year-to-date net cash flow provided by operating activities was $57.3 million, compared with $86.3 million in fiscal 2010, reflecting lower accrued employee compensation and timing differences in accounts payable payments. The Company also repurchased 200,000 shares for $11.0 million during the second quarter.

Fiscal 2011 Outlook Update
The Company commented that its updated outlook for fiscal 2011 continues to reflect many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates and the impact of inclement weather in the second quarter, the Company presently expects fiscal 2011 total revenue to increase approximately 2.5% to 3.5% over revenue in fiscal 2010.  The revenue increase reflects the expected opening of eleven new Cracker Barrel units during the year, comparable store restaurant sales projected to increase between 1.5% and 2.5% and comparable store retail sales projected to increase between 2.0% and 3.0%.  Depreciation for the year is expected to be between $63 and $64 million.  The Company expects fiscal 2011 operating income margin as a percent of revenues to be between 7.1% and 7.3% compared with 6.8% in fiscal 2010.  Net interest expense is estimated to be between $47 and $48 million, and average diluted shares outstanding are expected to be between 23.5 and 24 million.  The Company expects its full year 2011 effective tax rate to be between 27.0% and 28.0%.  Based on the assumptions outlined above, full-year income per diluted share is projected to be in the range of $3.95 to $4.10 per share.  The Company expects capital expenditures during fiscal 2011 to be between $90 and $100 million.  As in fiscal 2010, the Company expects to repurchase shares solely to offset dilution that results from employee share issuances in fiscal 2011.  The Company expects to repay $25 million of its long-term debt in fiscal 2011.

Commenting on the outlook, Mr. Woodhouse said, “We are pleased to post another good quarter, especially given the bad weather we faced and continuing pressure from commodity inflation.  As we look forward to the second half of this fiscal year, we are focused on execution at the store level. Our brand remains strong, offering honest value in a family-friendly setting, both in the food we serve and the retail products we offer.  We believe that the fundamental improvements we are putting in place are geared to sustain long-term growth and profitability. ”

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

Fiscal 2011 Second-Quarter Conference Call
As previously announced, the live broadcast of today’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through March 8, 2011.

The Company plans to announce its fiscal 2011 third-quarter earnings and comparable restaurant and retail sales on Tuesday, May 24, 2011.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as the Company’s signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 598 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the statements above under  “Fiscal 2011 Outlook Update”and the expected effects of operational improvement initiatives, such as the Seat to Eat.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	1/28/11	1/29/10	Percentage Change	1/28/11	1/29/10	Percentage Change
Total revenue	$640,277	$632,616	1%	$1,238,968	$1,213,799	2%
Cost of goods sold	219,390	211,898	4	399,143	389,369	3
Gross profit	420,887	420,718	--	839,825	824,430	2
Labor and other related expenses	223,182	228,594	(2)	447,786	453,354	(1)
Other store operating expenses	112,164	105,501	6	224,123	210,967	6
Impairment and store closing charges	1	2,263	(100)	84	2,263	(96)
Store operating income	85,540	84,360	1	167,832	157,846	6
General and administrative expenses	33,068	34,975	(5)	69,944	70,476	(1)
Operating income	52,472	49,385	6	97,888	87,370	12
Interest expense	11,830	13,293	(11)	23,544	25,063	(6)
Pretax income	40,642	36,092	13	74,344	62,307	19
Provision for income taxes	11,865	10,699	11	21,833	18,890	16
Net income	$28,777	$25,393	13	$52,511	$43,417	21

Earnings per share:
Basic:	$1.24	$1.11	12	$2.28	$1.90	20
Diluted:	$1.20	$1.09	10	$2.21	$1.87	18

Weighted average shares:
Basic	23,237,493	22,831,645	2	23,034,943	22,796,846	1
Diluted	23,919,251	23,397,279	2	23,756,567	23,266,832	2

Ratio Analysis
Total revenue:
Restaurant	74.8%	74.9%		77.5%	77.5%
Retail	25.2	25.1		22.5	22.5
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	34.3	33.5		32.2	32.1
Gross profit	65.7	66.5		67.8	67.9
Labor and other related expenses	34.8	36.1		36.2	37.3
Other store operating expenses	17.5	16.7		18.1	17.4
Impairment and store closing charges	--	0.4		--	0.2
Store operating income	13.4	13.3		13.5	13.0
General and administrative expenses	5.2	5.5		5.6	5.8
Operating income	8.2	7.8		7.9	7.2
Interest expense	1.9	2.1		1.9	2.1
Pretax income	6.3	5.7		6.0	5.1
Provision for income taxes	1.8	1.7		1.8	1.5
Net income	4.5%	4.0%		4.2%	3.6%

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	1/28/11	7/30/10
Assets
Cash and cash equivalents	$63,249	$47,700
Inventory	130,524	144,079
Other current assets	53,255	44,480
Property and equipment, net	1,012,756	1,004,103
Other long-lived assets	54,673	51,705
Total assets	$1,314,457	$1,292,067

Liabilities and Shareholders’ Equity
Accounts payable	$88,424	$116,218
Other current liabilities	182,596	193,330
Long-term debt	570,265	573,744
Other long-term obligations	213,292	217,158
Shareholders’ equity	259,880	191,617
Total liabilities and shareholders’ equity	$1,314,457	$1,292,067

Common shares outstanding	23,189,938	22,732,781

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	1/28/11	1/29/10
Cash flows from operating activities:
Net income	$52,511	$43,417
Depreciation and amortization	30,454	30,499
Loss on disposition of property and equipment	1,693	2,033
Impairment	--	2,263
Share-based compensation, net of excess tax benefit	2,625	4,597
Decrease in inventories	13,555	16,565
Decrease in accounts payable	(27,794)	(20,562)
Net changes in other assets and liabilities	(15,739)	7,452
Net cash provided by operating activities	57,305	86,264
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(40,475)	(27,374)
Proceeds from sale of property and equipment	265	100
Net cash used in investing activities	(40,210)	(27,274)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(3,488)	(43,260)
Proceeds from exercise of share-based compensation awards	20,343	4,564
Excess tax benefit from share-based compensation	2,294	1,228
Purchase and retirement of common stock	(10,997)	(7,799)
Deferred financing costs	--	(2,908)
Dividends on common stock	(9,698)	(9,273)
Net cash used in financing activities	(1,546)	(57,448)

Net increase in cash and cash equivalents	15,549	1,542
Cash and cash equivalents, beginning of period	47,700	11,609
Cash and cash equivalents, end of period	$63,249	$13,151

-MORE-

Cracker Barrel Reports 10% Increase in Second-Quarter EPS

February 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Second Quarter Ended		Six Months Ended
	1/28/11	1/29/10	1/28/11	1/29/10

Units in operation:
Open at beginning of period	596	591	593	588
Opened during period	1	2	4	5
Open at end of period	597	593	597	593

Total revenue: (In thousands)
Restaurant	$478,614	$473,953	$960,429	$940,785
Retail	161,663	158,663	278,539	273,014
Total	$640,277	$632,616	$1,238,968	$1,213,799

Operating weeks:	7,761	7,708	15,489	15,373

Average unit volume: (In thousands)
Restaurant	$801.7	$799.3	$1,612.2	$1,591.1
Retail	270.8	267.6	467.5	461.8
Total	$1,072.5	$1,066.9	$2,079.7	$2,052.9

	Q2 2011 vs. Q2 2010	6 mo. 2011 vs. 6 mo. 2010

Comparable store sales increase:
Restaurant	0.3%	1.3%
Retail	1.3%	1.4%

Number of locations in comparable store base	587	584

-END-